Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Eagle Financial Services, Inc. of our report dated March 29, 2023, relating to the consolidated financial statements of Eagle Financial Services, Inc., appearing in the Annual Report on Form 10-K of Eagle Financial Services, Inc. for the year ended December 31, 2022.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
November 30, 2023